UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to (S) 240.14a-12

CELLSTAR CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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                        , 2004

To CellStar Corporation Stockholders:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of CellStar Corporation (the “Company”) to be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, on                     ,                     , 2004, at 10:00 a.m., Dallas time.

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the annual meeting, which consists of the election of two Class III directors of the Company.

Directors and officers of the Company will be present to help host the annual meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

For the reasons described in the accompanying Proxy Statement, the Company’s Board of Directors believes that a vote in favor of the election of each of the nominated directors at the annual meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” the election of each such director. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

Please sign, date, and return the enclosed proxy without delay. If you attend the annual meeting, you may vote in person even if you have previously mailed a proxy.

I look forward to seeing you at the annual meeting.

Sincerely,

Terry S. Parker Executive Chairman

CELLSTAR CORPORATION

1730 Briercroft Court

Carrollton, Texas 75006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held             , 2004

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the “Meeting”) of CellStar Corporation, a Delaware corporation (the “Company”), will be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, on                     ,                     , 2004, at 10:00 a.m., Dallas time, for the following purposes:

(1) To elect two Class III directors for a term expiring in 2007 and

(2) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The close of business on September 23, 2004, has been fixed by the Company’s Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open for the examination of any stockholder during ordinary business hours at the Company’s offices located at 1730 Briercroft Court, Carrollton, Texas 75006.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

By Order of the Board of Directors,

Elaine Flud Rodriguez Senior Vice President, Secretary and General Counsel

Carrollton, Texas

                        , 2004

CELLSTAR CORPORATION

1730 Briercroft Court

Carrollton, Texas 75006

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held                     , 2004

This Proxy Statement is furnished in connection with the solicitation of proxies (“Proxies”) by the Board of Directors of CellStar Corporation (the “Company” or “CellStar”) for use at the 2003 Annual Meeting of Stockholders (the “Meeting”) of the Company to be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas, on                     ,                     , 2004, at 10:00 a.m., Dallas time, or at such other time and place to which the Meeting may be adjourned. The date on which this Proxy Statement and accompanying Proxy are intended to first be sent or given to stockholders is October 7, 2004.

All shares represented by valid Proxies, unless the stockholder specifies otherwise, will be voted FOR the election of the two persons named under “Proposal I—Election of Directors” as nominees for election as Class III directors.

The Board of Directors knows of no other business to be presented at the Meeting. If any other business is properly presented, the persons named in the enclosed Proxy have authority to vote on such matters in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

A stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy, or by voting the shares in person at the Meeting.

RECORD DATE AND VOTING SECURITIES

The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any postponements and adjournments thereof was the close of business on September 23, 2004 (the “Record Date”), at which time the Company had issued and outstanding                      shares of common stock, par value $0.01 per share (“Common Stock”). Common Stock is the only class of outstanding voting securities of the Company.

QUORUM AND VOTING

The presence at the Meeting, in person or by Proxy, of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum for the conduct of business at the Meeting. Each share of Common Stock represented at the Meeting in person or by Proxy will be counted toward a quorum. If a quorum is not present or in the event that a sufficient number of votes to approve a proposal is not present at the Meeting, the persons named in the Proxies may propose one or more adjournments of the Meeting to permit further solicitation of Proxies. Any such adjournments will require the affirmative vote of the holders of a majority of the shares present in person or represented by Proxy at the session of the Meeting to be adjourned. If a quorum is not present, then, in accordance with the bylaws of the Company, Proxies will be used to vote for adjournment. If a quorum is present, but the vote required to approve a proposal is not obtained, the Proxies to be used to vote in favor of such proposal will be voted in favor of an adjournment to solicit further Proxies with respect to such proposal and the Proxies to be used to vote against such proposal will be voted against an adjournment to solicit further Proxies with respect to such proposal. Each share of Common Stock is entitled to one vote with respect to all matters presented for stockholder vote at the Meeting.

To be elected, the nominees for election as a Class III director must receive the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward the determination of whether a quorum exists, but will be excluded entirely from the tabulation of votes for election of the specified nominee and, therefore, will not affect the outcome of the vote on such proposal.

“Broker non-votes” (i.e., shares held by brokers or nominees as to which the brokers have no discretionary power to vote on a particular matter and have received no instructions from the persons entitled to vote such shares), if any, will be counted as present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy or otherwise advised the Company that it does not have discretionary voting authority, those shares will be treated as not entitled to vote with respect to that matter. There will be no broker non-votes with respect to Proposal I.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for a board of directors (the “Board” or the “Board of Directors”) divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company’s Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

Due to the timing of changes to the Board over the past five years, the number of directors in each class was no longer as equal as possible. In order to rectify this disparity, the Board has reclassified Jere W. Thompson from a Class II director to a Class I director. In addition, in December 2003, the Nominating Committee of the Board recommended, and the Board elected, John T. Kamm to the Board as a Class III director.

There are two Class III directors to be elected for a term expiring at the Company’s Annual Meeting of Stockholders in 2007 or until their successors have been elected and qualified. It is intended that the names of the nominees indicated below will be placed in nomination and that the persons named in the Proxy will vote for their election. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not currently known or contemplated, the persons named in the Proxy will have discretionary authority to vote the Proxy for a substitute. Proxies cannot be voted for more than two nominees.

Information concerning the two nominees proposed by the Board of Directors for election as Class III directors, along with information concerning the current Class I and Class II directors, whose terms of office will continue after the Meeting, is set forth below.

The nominees for election as Class III directors, along with their ages as of September 1, 2004, are as follows.

Class III Nominees—Terms Expiring in 2007

Name	Age	Current Position
Terry S. Parker	59	Executive Chairman
John T. Kamm	53	Director

The current directors whose terms will expire after 2004 are as follows.
Class I Directors—Terms Expiring in 2005

Name	Age	Current Position
Dale V. Kesler	65	Director
Jere W. Thompson	72	Director

Class II Directors—Terms Expiring in 2006

Name	Age	Current Position
James L. Johnson	77	Director
John L. (“J.L.”) Jackson	72	Director

Set forth below is a description of the backgrounds of each of the directors of the Company.

Terry S. Parker has served as Executive Chairman of the Company since May 1, 2004, and as a director of the Company since March 1995. Mr. Parker served as Chief Executive Officer of the Company from July 2001 until May 1, 2004, and as President and Chief Operating Officer of the Company from March 1995 through July 1996. Mr. Parker served as Senior Vice President of GTE Corporation and President of GTE’s Personal Communications Services, GTE’s wireless division, from October 1993 until he joined the Company. From 1991 to 1993, Mr. Parker served as President of GTE Telecommunications Products and Services. Prior to 1991, Mr. Parker served as President of GTE Mobile Communications. Mr. Parker served on the Board of Directors for Nucentrix Corporation from 1998 until 2001, the Board of Directors of Highway Master Communications, Inc., from 1995 to 2000, the Board of Directors of Illinois Superconductor Corporation from 1998 to 2000, the Board of Directors of Equalnet Corporation from 1996 to 1999, and the Board of Directors of Telenetics Corporation from May 2000 to March 2001. Mr. Parker also served as the President and Chief Executive Officer of Telenetics from September 2000 until March 2001.

John T. Kamm was elected by the Board of Directors to serve as a director of the Company in December of 2003, filling a vacancy in the Class III director group. Mr Kamm has worked in China for more than 30 years. Mr. Kamm is currently the President of Asia Pacific Resources, Inc., a San Francisco-based company he founded in 1993, which specializes in trade and investment, government affairs and U.S.-China relations. Mr. Kamm is also Chairman of Market Access Ltd., a Hong Kong-based consulting firm which he founded. Mr. Kamm currently serves as the Executive Director of the Dui Hua Foundation, a publicly supported organization dedicated to improving human rights in the United States and China, and Director of the Project in Human Rights Diplomacy of the Institute of International Studies of Stanford University. He is also an honorary professor of two Chinese universities, a Director of the National Committee on US-China Relations, a trustee of the World Affairs Council of California, and a member of the Advisory Council of Princeton-in-Asia. Mr. Kamm has been active in China trade for many years, including serving as Vice President, Far East, of Occidental Chemical Corporation from 1981 to 1991. Mr. Kamm also served as President of the American Chamber of Commerce in Hong Kong in 1990.

Dale V. Kesler has served as a director of the Company since March 1999. Mr. Kesler retired as an active partner of the professional accounting firm of Arthur Andersen LLP in 1996 and served as the Managing Partner of Arthur Andersen’s Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler was responsible for strategic planning on a world-wide basis for the Audit and Business Advisory practices of Arthur Andersen in 1982 and 1983 and served as the head of the Audit Practice in the firm’s Dallas office from 1973 to 1982. Mr. Kesler also serves on the Board of Directors of Elcor Corporation, Triad Hospitals, Inc., and IMCO Recycling Inc. Until earlier this year, he served on the Board of Directors of Resource Services, Inc., and as an advisory board member to Snelling and Snelling, Inc. Mr. Kesler currently serves as Chairman of the Audit Committee of the Board of Directors.

Jere W. Thompson has served as a director of the Company since October 1999. Mr. Thompson served as President and Chief Executive Officer of The Southland Corporation from 1986 to 1991. Mr. Thompson joined Southland in 1954 and was made Vice President of store operations in 1962. He became Southland’s President in 1973 and was elected to Southland’s Board of Directors in 1961. Mr. Thompson was engaged in private business consulting from 1991 to 1996 when he became the President of The Williamsburg Corporation. Mr. Thompson serves on the Board of Directors and is the former Chairman of The National Center for Policy Analysis. He is also a board member of St. Paul and Zale Lipshy University Hospitals, and a member and former Chairman of The Development Board and the College and Graduate School of Business Foundation Advisory Council for The University of Texas at Austin. Mr. Thompson currently serves as Chairman of the Nominating Committee of the Board of Directors and also serves on the Audit and Compensation Committees of the Board of Directors.

James L. Johnson has served as a director of the Company since March 1994. Mr. Johnson also served as the non-executive Chairman of the Board of Directors of the Company from July 2001 until April 30, 2004. Mr. Johnson has been Chairman Emeritus of GTE Corporation (presently known as Verizon Communications,

Inc.) since May 1992 and served as GTE’s Chairman and Chief Executive Officer from April 1988 to April 1992. Mr. Johnson began his career with Southwestern Associated Telephone Company (the predecessor company of GTE Central) in 1949. He was a member of GTE’s Board of Directors from 1985 to May 1999 and a member of the Board of Directors of Finova Group Incorporated (formerly GTE Financial) until 2001. Until earlier this year, he was a director of Harte-Hanks, Inc., MONY Group Inc. and its wholly-owned subsidiary, MONY Life Insurance Company. Mr. Johnson is also past Chairman of the United States Telephone Association. Mr. Johnson currently serves on the Nominating and Compensation Committees of the Board of Directors.

John L. (“J.L.”) Jackson has served as a director of the Company since March 1999. Mr. Jackson served as Chairman and Chief Executive Officer of Global Industrial Technologies, Inc. (formerly INDRESCO) from 1993 to 1998. Before joining Global Industrial Technologies, Mr. Jackson was engaged in private executive business consulting from 1987 to 1993. From 1983 to 1987, Mr. Jackson served as a Director and as the President and Chief Operating Officer of Diamond Shamrock Corporation, and was Executive Vice President of Diamond Shamrock and President of its then newly-formed coal unit from 1979 to 1983. Mr. Jackson has served on numerous Boards of Directors, including the Fourth District Federal Reserve Bank of Cleveland, First Republic Bank, American Federal Bank, Hadson Energy Resources and National Gypsum Company. Mr. Jackson currently serves as Chairman of the Compensation Committee of the Board of Directors and also serves on the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote FOR the election of the nominees for Class III Directors named above.

MEETINGS OF DIRECTORS AND COMMITTEES

The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met twelve times during the 2003 fiscal year. During the 2003 fiscal year, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director. The Company strongly encourages all members of the Board of Directors to attend the annual meeting each year. For the most recent annual meeting, all directors were in attendance.

The Board of Directors consists of a majority of “independent directors” as such term is defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. The Board of Directors has determined that James L. Johnson, John L. Jackson, Dale V. Kesler and Jere W. Thompson are independent directors. The independent directors meet in regularly scheduled executive sessions at least twice per year.

Stockholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board, or to a particular committee of the Board, at the following address: P.O. Box 810104, Carrollton, Texas, 75006. This information is also available on the Company’s web site at www.cellstar.com.

The Board of Directors has established Audit, Compensation and Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 2003 fiscal year are described below.

Compensation Committee.    The Board of Directors has a standing Compensation Committee, which has the power to oversee and recommend to the Board of Directors the compensation policies of the Company and the specific compensation of the Company’s executives. The Board of Directors, or the Compensation Committee, if

delegated the authority by the Board of Directors, also has the power to administer the 1993 Amended and Restated Long-Term Incentive Plan (the “1993 Plan”), the Amended and Restated Annual Incentive Compensation Plan (the “Incentive Plan”), the 1994 Amended and Restated Non-Employee Director Nonqualified Stock Option Plan (the “Directors’ Plan”) and the 2003 Long-Term Incentive Plan (the “2003 Incentive Plan). Messrs. Jackson, Johnson and Thompson are the current members of the Compensation Committee. Mr. Jackson serves as Chairman of the Compensation Committee. The Compensation Committee met four times during the 2003 fiscal year. All members of the Compensation Committee are independent directors as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market.

The Board of Directors has established an arrangement for the granting and issuance of stock options to non-executive employees of the Company under the 2003 Incentive Plan. This arrangement provides for a specified number of options (as recommended by the Compensation Committee to the Board) to be made available for grant to eligible non-executive employees by the Chief Executive Officer during the course of the fiscal year. In the event the entire allotment of options is dispensed before the end of the fiscal year, the Compensation Committee may, but is not obligated to, recommend to the Board that it allocate an additional number of options for distribution to non-executive employees.

Nominating Committee.    The Board of Directors has a standing Nominating Committee which has the responsibility of (i) evaluating and selecting candidates to fill vacancies on the Board of Directors and (ii) considering director nominees presented by stockholders. Messrs. Thompson and Johnson are the current members of the Nominating Committee. Mr. Thompson serves as Chairman of the Nominating Committee. The Nominating Committee held one telephonic meeting in fiscal 2003.

Early in fiscal 2004, the Nominating Committee adopted a Charter to further define and clarify the roles and responsibilities of its members. The current Nominating Committee Charter was included as Appendix A to the Company’s proxy statement dated January 5, 2004, for its annual meeting held February 10, 2004, which was filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2003. All members of the Nominating Committee are independent directors, as independence for nominating committee members is defined in the Marketplace Rules of the NASDAQ Stock Market.

In December of 2003, pursuant to the Company’s bylaws, the Nominating Committee nominated John T. Kamm to fill a vacancy in Class III directors left by the resignation in July of 2001 of Chairman and CEO Alan H. Goldfield. Mr. Kamm’s nomination was recommended to the Nominating Committee by the Chief Executive Officer. The Nominating Committee reviewed Mr. Kamm’s qualifications and recommended him for election to the Board of Directors based on his Chinese language skills, extensive knowledge of business practices in China and Hong Kong, knowledge of the Company’s business operations in China, and general business background. Although the Committee has the authority to select, direct and, if appropriate, terminate any search firm used to identify candidates for Board membership, no such search firm was used for the nomination of Mr. Kamm. Prior to joining the Board of Directors, the Company retained Mr. Kamm as a consultant through his company, Asia Pacific Resources, Inc., from October 2001 through June 2003 to render services on all aspects of the Company’s business in the Far East, with special emphasis on China. Asia Pacific Resources, Inc., received payments of more than $60,000 from the Company in two of the last three fiscal years. Therefore, Mr. Kamm does not qualify as an independent director under Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character; judgment; relevant business, functional and industry experience; and a high degree of acumen. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Nominating Committee has not received any recommended nominees from any stockholders in connection with this Proxy Statement.

One of the functions of the Nominating Committee is to review and consider nominations made by stockholders of the Company. The Company’s Certificate of Incorporation provides that a stockholder may nominate a person or persons for election to the Board of Directors at a meeting of the Company’s stockholders only if written notice of such nomination (a “Stockholder’s Notice”) is received by the Secretary of the Company no less than 60 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Stockholder’s Notice must be received by the Company no later than the close of business on the tenth day following the first to occur of the date on which such notice was mailed or the date that public disclosure of the date of the meeting was made. The Certificate of Incorporation requires that the Stockholder’s Notice include: (i) the name, business address and residence address of the nominating stockholder; (ii) a representation that the nominating stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the Stockholder’s Notice; (iii) the name, age, business address, residence address and principal occupation of the nominee; (iv) a description of all arrangements or understandings between the nominating stockholder and such nominee or nominees and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the nominating stockholder; (v) any other information relating to the nominating stockholder and such nominee or nominees that is required to be disclosed in a proxy statement or Schedule 13D filing and (vi) the consent of each such nominee to serve as a director of the Company if elected.

Audit Committee.    The Board of Directors has a standing Audit Committee, which has been charged with certain powers and duties including, among others, authority to (i) recommend to the Board the appointment of the firm selected to be independent certified public accountants for the Company and monitor the performance of such firm; (ii) review and approve the scope of the annual audit and evaluate with the independent certified public accountants the Company’s annual audit and annual consolidated financial statements; (iii) review with management the status of internal accounting controls and internal audit procedures and results; (iv) evaluate problem areas having a potential financial impact on the Company that may be brought to the Committee’s attention by management, the independent certified public accountants or the Board and (v) evaluate the public financial reporting documents of the Company. The Audit Committee is required to have, has and will continue to have at least three members, all of whom must be “independent directors” as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, as may be modified or supplemented, and meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, as may be modified or supplemented. Messrs. Kesler, Thompson and Jackson are the current members of the Audit Committee. Mr. Kesler serves as Chairman of the Audit Committee. The Audit Committee met eleven times during the 2003 fiscal year.

Dale Kesler has been designated by the Board of Directors as an audit committee financial expert, meaning that he has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in his financial sophistication. Mr. Kesler was a former partner at Arthur Andersen LLP and has served on various boards and audit committees of publicly-held companies; thus the Board believes Mr. Kesler has the requisite understanding and experience to meet such standard. In addition, the Board determined that Messrs. Jackson and Thompson are financially literate in the areas that are of concern to the Company, and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. The Board has also determined that Mr. Kesler, Mr. Jackson and Mr. Thompson each meet the independence requirements set forth in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. No member of the Audit Committee participated in the preparation of the financial statements of the Company or any current subsidiaries of the Company at any time during the past three years. In addition, no member of the Audit Committee accepted any consulting, advisory or other compensatory fee from the Company, other than for service on the Board or its committees, and no member of the Audit Committee, other than as the result of his service on the Board of Directors, was an affiliate of the Company or any of its subsidiaries in fiscal 2003. The Audit Committee will continue to be composed solely of members that are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statements and that have not participated in the preparation of the financial statements of the Company or any current subsidiaries of the Company at any time during the previous three years. The Audit Committee will also continue to have a financial expert.

Report of the Audit Committee of the Board of Directors

The Board of Directors adopted a formal written charter for the Audit Committee on September 27, 1999, and has reviewed and reassessed the adequacy of the charter on an annual basis. The Audit Committee subsequently amended and restated the Audit Committee charter on January 21, 2000, on September 5, 2001, on October 13, 2003, and again on December 5, 2003, in accordance with the Marketplace Rules of the Nasdaq Stock Market and the regulations of the SEC regarding audit committees.

In fulfilling its responsibilities as set forth in its charter, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended November 30, 2003. The Audit Committee also discussed with the Company’s independent auditors for fiscal 2003, Grant Thornton LLP (“Grant Thornton”), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

The Audit Committee received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Grant Thornton its independence with respect to the Company.

The Audit Committee reviewed and discussed with internal audit services the audit scope and plan for fiscal 2004, significant audit findings during fiscal 2003 and management’s response thereto.

Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2003, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2003, as filed with the SEC as of February 26, 2004, as amended by Amendment No. 1 thereto filed with the SEC as of March 29, 2004, and the Board of Directors approved the recommendation.

The Audit Committee reviewed and discussed the Company’s financial statements for the quarterly periods ended February 28, 2003, and May 31, 2003, with KPMG LLP (“KPMG”), the Company’s former independent auditors, and reviewed and discussed the Company’s financial statements for the quarterly period ended August 31, 2003, with Grant Thornton.

Dale V. Kesler

John L. (“J.L.”) Jackson

Jere W. Thompson

Principal Accountant Fees and Services

The following table summarizes the fees paid or payable to Grant Thornton and KPMG for services rendered for the fiscal year ended November 30, 2003.

	KPMG		Grant Thornton		Total
Audit Fees	$—	389,869	—	1,808,653		2,198,522
Financial Information Systems Design and Implementation Fees	—	—	—	—	—	—
All Other Fees
Audit Related Fees	$342,580	—	81,390	—	423,970	—
Tax Fees	687,161	1,029,741	6,150	87,540	693,311	1,117,281

		$1,419,610		1,896,193		3,315,803

The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the principal accountant’s independence.

Changes in Principal Independent Accountant

On July 31, 2003, KPMG resigned as the principal independent accountants and auditors of the Company. The audit reports of KPMG on the consolidated financial statements of the Company and subsidiaries as of and for the years ended November 30, 2002, and 2001, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The resignation of KPMG was not recommended or approved by the Board of Directors nor any audit or similar committee of the Board of Directors.

In connection with the audits of the Company’s two fiscal years ended November 30, 2002, and the subsequent interim period through July 31, 2003, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused KPMG to make reference to the subject matter of such disagreements in connection with its opinion.

In connection with the audits of the Company’s two fiscal years ended November 30, 2002, and the subsequent interim period through July 31, 2003, there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K, except that KPMG issued a management letter in connection with its audit of the Company’s financial statements for the fiscal year ended November 30, 2001, which identified “material weaknesses” (as defined under standards established by the American Institute of Certified Public Accountants) in the Company’s Mexico operations. These material weaknesses were insufficient documentation of accounting entries and procedures, failure to timely reconcile accounts receivable and accounts payable, inaccurate inventory aging and lack of information technology controls to minimize the risk of data manipulation. Although there were no material weaknesses in the Company’s internal controls on a consolidated basis for the fiscal year ended November 30, 2002, KPMG, in connection with its audit of the Company’s consolidated financial statements for the fiscal year ended November 30, 2002, identified a material weakness at the Company’s Mexico subsidiary level that related to the reconciliation of certain manual accounting systems in Mexico.

In the second and third quarters of 2003, the Company implemented a system to increase automation of the activation process in order to reduce or eliminate duplicate activations and omissions and also has reduced the number of agents. In addition, the Company’s manual reconciliation process with one of its major carrier customers previously involved numerous transactions and disputed items. The Company and the carrier customer manually reconciled these accounts. The Company has simplified the business process with the customer and the account is now timely reconciled. In addition, the Company made significant management changes during fiscal 2002 and 2003 in its Mexico operations.

The Audit Committee of the Board of Directors discussed these material weaknesses with KPMG. KPMG has been authorized by the Company to respond fully to the inquiries of Grant Thornton concerning these reportable events.

On August 6, 2003, the Company engaged Grant Thornton as its principal independent accountants and auditors. Such engagement was approved by the Board and the Audit Committee on August 6, 2003.

In the Company’s two fiscal years ended November 30, 2002, and any subsequent interim period prior to the engagement of Grant Thornton, neither the Company nor anyone acting on the Company’s behalf had consulted with Grant Thornton regarding either:

(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or

(ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of September 1, 2004, by (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock; (ii) the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers who were serving as such on November 30, 2003, based on salary and bonus earned during fiscal 2003 (collectively, the “Named Executive Officers”); (iii) each director and nominee for director of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner or Group	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Alan H. Goldfield(2)	3,502,865	(3)	17.0
Michael A. Roth and Brian J. Stark(4)	3,737,797	(5)	18.4
Artisan Partners Limited Partnership(6)	2,301,100	(7)	11.3
Dimensional Fund Advisors Inc.(8)	1,186,887	(9)	5.8
Terry S. Parker(10)	221,000	(11)	1.1
A.S. Horng(10)	775,283	(12)	3.8
Robert A. Kaiser(10)(13)	54,580	(14)	*
Lawrence King(10)	71,627	(15)	*
Elaine Flud Rodriguez(10)	65,342	(16)	*
James L. Johnson(10)	18,500	(17)	*
Dale V. Kesler(10)	12,700	(18)	*
John L. (“J.L.”) Jackson(10)	14,500	(19)	*
Jere W. Thompson(10)	12,990	(20)	*
John T. Kamm(10)	1,500	(21)	*
Current Directors and Executive Officers as a Group	1,265,847	(22)	6.0

*	Less than 1%.
(1)	Based on 20,367,504 shares outstanding as of September 1, 2004.
(2)	The address for Mr. Goldfield is 1851 Turbeville Road, Denton, Texas 76210.
(3)	Consists of 2,818,865 shares held in various entities controlled by Mr. Goldfield and his wife, based on a Form 4 filed with the SEC on January 22, 2004, 474,000 shares that are subject to a revocable (upon 90 days written notice) proxy granted to Mr. Goldfield by Mr. A.S. Horng, which proxy gives Mr. Goldfield the right to vote such shares and 210,000 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(4)	The address for Messrs. Roth and Stark is c/o Stark Investments, 3600 South Lake Drive, St. Francis, Wisconsin 53235.
(5)	Based on a Form 4 filed with the SEC on March 9, 2004, reporting sales made by Michael A. Roth and Brian J. Stark. In a Schedule 13G filed with the SEC on March 5, 2004, Messrs. Roth and Stark, filing as joint filers pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), reported shared dispositive and shared voting power with respect to all shares owned.
(6)	The address for Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.
(7)	Based on a Schedule 13G filed with the SEC on August 9, 2004, by Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler, filing as joint filers pursuant to Rule 13d-1(k) under the Exchange Act. In this Schedule 13G, Artisan Partners Limited Partnership, Artisan Investment Corporation, Mr. Ziegler and Ms. Ziegler reported shared dispositive power and shared voting power with respect to all shares owned.
(8)	The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(9)	Based on a Form 13F filed with the SEC on July 14, 2004, by Dimensional Fund Advisors Inc.
(10)	The address for such individual is 1730 Briercroft Court, Carrollton, Texas 75006.
(11)	Consists of 1,500 shares subject to options granted under the Directors’ Plan, 169,500 shares subject to options granted under the 1993 Plan and 50,000 shares subject to options granted outside the 1993 Plan, all of which options are exercisable within 60 days.
(12)	Consists of 474,000 shares that are subject to a revocable (upon 90 days written notice) proxy to vote such shares held by Alan H. Goldfield, 246,283 shares subject to options granted under the 1993 Plan and 55,000 shares subject to options granted outside the 1993 Plan, all of which options are exercisable within 60 days.
(13)	Mr. Kaiser was appointed Senior Vice President and Chief Financial Officer of the Company on December 12, 2001. Mr. Kaiser was named President and Chief Operating Officer of the Company on October 2, 2003. Mr. Kaiser was subsequently promoted to Chief Executive Officer of the Company on May 1, 2004, while remaining President and Chief Operating Officer.
(14)	Consists of 2,080 shares of Common Stock and 52,500 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(15)	Consists of 71,627 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(16)	Consists of 1,120 shares of Common Stock and 64,222 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(17)	Consists of 4,500 shares of Common Stock and 14,000 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(18)	Consists of 200 shares of Common Stock held jointly with Mr. Kesler’s wife, 1,500 shares subject to options granted under the Directors’ Plan and 11,000 shares subject to options granted under the 1993 Plan, all of which options are exercisable within 60 days.
(19)	Consists of 2,000 shares of Common Stock, 1,500 shares subject to options granted under the Directors’ Plan and 11,000 shares subject to options granted under the 1993 Plan, all of which options are exercisable within 60 days.
(20)	Consists of 490 shares of Common Stock, 1,500 shares subject to options granted under the Directors’ Plan and 11,000 shares subject to options granted under the 1993 Plan, all of which options are exercisable within 60 days.
(21)	Consists of 1,500 shares subject to options granted under the Directors’ Plan, all of which options are exercisable within 60 days.
(22)	Includes shares subject to options held by directors and Named Executive Officers more fully described in footnotes 11 through 21 above, and 17,825 shares subject to options granted under the 1993 Plan to executive officers not named in the table, which options are exercisable within 60 days.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation paid to the Named Executive Officers for each of the Company’s last three fiscal years.

Name and Principal Position	Year	Annual Compensation				Long Term Compensation Awards		All Other Compensation ($)
		Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)(2)(3)
Terry S. Parker (4) Executive Chairman	2003 2002 2001	950,000 950,000 341,634	380,000 380,000 200,000		— — —	— — —	50,000 — 204,000	3,361 3,777 3,256	(5) (5) (5)

A.S. Horng Chairman and Chief Executive Officer of CellStar (Asia) Corporation Limited	2003 2002 2001	900,000 841,818 800,133	75,000 1,566,966 300,000	(7)	— — —	— — —	— 260,000 —	1,539 1,539 1,539	(6) (6) (6)

Robert A. Kaiser (8) President, Chief Executive Officer and Chief Operating Officer	2003 2002 2001	450,000 436,442 —	225,000 675,000 —	(9)	— — —	— — —	50,000 80,000 —	12,282 11,698 —	(5) (5)

Lawrence King President and Chief Operating Officer of Asia-Pacific Region and General Manager of CellStar (Asia) Corporation Limited	2003 2002 2001	369,231 369,290 360,058	30,769 30,005 70,780		— — —	— — —	— 7,000 12,000	3,510 3,365 3,365	(10) (10) (10)

Elaine Flud Rodriguez Senior Vice President, Secretary and General Counsel	2003 2002 2001	285,000 285,000 265,000	114,000 115,000 35,774		— — —	— — —	50,000 10,000 15,000	4,663 4,113 3,945	(5) (5) (5)

(1)	Bonus information includes payments earned in the stated fiscal year but actually paid in the subsequent fiscal year.
(2)	Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights.
(3)	All figures in this column reflect an adjustment for the Company’s one-for-five reverse stock split that was effected on February 22, 2002 (the “Reverse Split”).
(4)	Mr. Parker was appointed Chief Executive Officer of the Company on July 5, 2001. Mr. Parker was promoted to Executive Chairman on May 1, 2004, at which time his role as Chief Executive Officer ceased.
(5)	Consists of insurance premiums paid by the Company and Company matching contributions to the named executive’s 401(k) plan.
(6)	Consists of a Company matching contribution to its Hong Kong retirement plan.
(7)	Includes a signing bonus of $1,500,000 paid upon the effective date of Mr. Horng’s new employment agreement dated July 5, 2002, with CellStar (Asia) Corporation Limited (“CellStar Asia”).
(8)	Mr. Kaiser was appointed Senior Vice President and Chief Financial Officer of the Company on December 12, 2001. Mr. Kaiser was named President and Chief Operating Officer on October 2, 2003. Mr. Kaiser was subsequently promoted to Chief Executive Officer on May 1, 2004, while remaining President and Chief Operating Officer.
(9)	Consists of a signing bonus of $300,000, $200,000 paid pursuant to Mr. Kaiser’s employment agreement, and a bonus of $175,000 paid pursuant to the Incentive Plan.
(10)	Consists of insurance premiums paid by the Company and a Company matching contribution to its Hong Kong retirement plan.

Option Grants During 2003 Fiscal Year

The following table provides information related to options granted to the Named Executive Officers during the fiscal year ended November 30, 2003.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(#)(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(3)	Expiration Date
					5% ($)	10% ($)
Terry S. Parker	50,000	17.62	5.45	January 31, 2013	171,374	434,295
A.S. Horng	—	—	—	—	—	—
Robert A. Kaiser	50,000	17.62	5.45	January 31, 2013	171,374	434,295
Lawrence King	—	—	—	—	—	—
Elaine Flud Rodriguez	50,000	17.62	5.45	January 31, 2013	171,374	434,295

(1)	The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to ten years.
(2)	Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights. The options become exercisable with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant; provided, however, that 100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the successful completion of the divestiture of up to 70% of the equity ownership of the Company’s operations in the People’s Republic of China, Hong Kong and Taiwan (the “CellStar Asia Transaction”), if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents, or (ii) the termination of the Named Executive Officer’s employment without cause. In the event of a “change of control” (as defined in the 1993 Plan), any unexercisable portion of the options will become immediately exercisable.
(3)	The exercise price is equal to the fair market value of the Common Stock on the date of grant. The option exercise price may be paid as follows: (a) in cash or by certified check, bank draft or money order payable to the order of the Company; (b) in Common Stock (including restricted stock), valued at its fair market value on the date of exercise; (c) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the optionee to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the stock option or to pledge such shares as collateral for a loan to a third party and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price and/or (d) in any other form of valid consideration that is acceptable to the Compensation Committee of the Board of Directors in its sole discretion.

Aggregated Option Exercises During 2003 Fiscal Year and Fiscal Year End Option Values

The following table provides information related to options exercised by the Named Executive Officers during the fiscal year ended November 30, 2003, and the number and value of options held on November 30, 2003. The Company does not have any outstanding stock appreciation rights. None of the Named Executive Officers in the table below exercised any options in fiscal 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)(1)		Value of Unexercised In- the-Money Options at FY-End ($)(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Terry S. Parker	—	—	157,250	102,250	549,010	608,315
A.S. Horng	—	—	213,712	217,571	671,950	2,015,850
Robert A. Kaiser	—	—	20,000	110,000	184,600	972,800
Lawrence King	—	—	64,720	13,407	43,408	76,763
Elaine Flud Rodriguez	—	—	42,655	67,818	57,238	523,887

(1)	All figures in this column reflect an adjustment for the Reverse Split.
(2)	The closing price for the Common Stock, as reported by the Nasdaq Stock Market on November 28, 2003, the last trading day of fiscal 2003, was $13.83. The value of unexercised in-the-money options is calculated on the basis of the difference between the option exercise price and $13.83 multiplied by the number of shares of Common Stock underlying the option.

Compensation of Directors

During the fiscal year ended November 30, 2003, each director of the Company who was not an officer or other employee of the Company received an annual retainer fee of $25,000, plus $1,500 for each meeting of the Board of Directors or committee of the Board of Directors that he attended and $750 for each telephonic Board of Directors or committee meeting that he attended. To the extent that any committee meeting is held on the same day as a full Board of Directors meeting or another committee meeting, only one $1,500 or $750 fee (as applicable) was paid. The Company also pays a per diem fee of $1,500 to each non-employee director for each day such director performs additional services for the Company at the request of the Chief Executive Officer. There were no per diem fees paid to any director for the fiscal year ended November 30, 2003.

In July 2001, Mr. Johnson was elected Chairman of the Board of Directors and the Company entered into an agreement with Mr. Johnson whereby he would receive annual compensation of $250,000 for serving as non-executive Chairman of the Board of Directors, in addition to whatever compensation and expense reimbursement he is entitled to as a non-employee director. Mr. Johnson received $250,000 for his services as Chairman during fiscal 2003, in addition to director and retainer fees as described above. Mr. Johnson resigned as Chairman of the Board of Directors effective April 30, 2004.

Pursuant to the Directors’ Plan, each non-employee director automatically received an option (the “Initial Option”) to purchase 1,500 shares of Common Stock upon becoming a non-employee director. The Initial Option vests in full six months after the date of grant, and expires ten years following the date of grant. In addition to the Initial Option, each non-employee director received an annual grant pursuant to the 1993 Plan of an option (the “Annual Option”) to purchase 1,000 shares of Common Stock, which option was automatically granted on the date of the first full Board of Directors meeting following the end of each fiscal year. The Annual Option vests with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant and expires ten years following the date of grant. The exercise price of all options granted to non-employee directors must be equal to the fair market value of the Common Stock on the date of grant. The Directors’ Plan terminated on March 3, 2004, and the 1993 Plan terminated on December 3, 2003. The Company intends that similar grants be made to non-employee directors pursuant to the 2003 Incentive Plan going forward. Since the 2003 Incentive

Plan had not been approved by stockholders on the date of the first full Board of Directors meeting following the end of the 2003 fiscal year, the Annual Option was delayed until February 23, 2004, the date on which annual grants were made to eligible employees pursuant to the 2003 Incentive Plan.

On January 22, 2003, in recognition of the essential and critical contribution that each of the Company’s non-employee directors had made to the CellStar Asia Transaction, each non-employee director was granted options to purchase shares of Common Stock (the “Board Transaction Options”) pursuant to the 1993 Plan containing certain incentives for the completion of the CellStar Asia Transaction. The Board Transaction Options were granted after consultation with, and upon the recommendation of, a compensation consulting firm engaged by the Company and were granted in addition to the Annual Options. The Board Transaction Options were granted pursuant to the 1993 Plan, which had been previously approved by the Company’s stockholders. The Board Transaction Options were granted at an exercise price of $5.45 per share, which was the closing sale price of the Common Stock on the grant date, and become exercisable with respect to 25% of the shares covered by the Board Transaction Options on each anniversary of the grant date; provided, however, that 100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the closing of the CellStar Asia Transaction, if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents, or (ii) such person is not nominated and re-elected to the Board of Directors. The Board Transaction Options will terminate if not exercised within 10 years from the grant date.

Directors who are also employees of the Company receive no additional compensation for serving as directors. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

Mr. Kamm was nominated to and elected by the Board of Directors on December 5, 2003. See “Meetings of Directors and Committees—Nominating Committee.” Since the beginning of fiscal 2003, the Company has paid Mr. Kamm $69,018 in consulting fees through his company, Asia Pacific Resources, Inc. This consulting agreement with the Company terminated in June 2003. In addition, on December 5, 2003, in connection with his nomination to the Board, Mr. Kamm received an Initial Option pursuant to the Directors’ Plan.

Employment Contracts and Termination of Employment and Change in Control Arrangements

The Company has entered into employment agreements (collectively, the “Employment Agreements” or individually, an “Employment Agreement”) with Messrs. Parker, Horng and Kaiser and Ms. Rodriguez (collectively, the “Executives” and individually, an “Executive”), effective May 1, 2004, July 5, 2002, May 1, 2004, and January 14, 2004, respectively. Mr. King does not have an employment agreement with the Company. The Employment Agreements of Messrs. Parker, Horng and Kaiser and Ms. Rodriguez provide for annual base salaries of $500,000, $900,000, $450,000 and $285,000, respectively, which may be increased by the Board of Directors. Mr. Horng received a signing bonus of $1.5 million, subject to repayment provisions if Mr. Horng terminates his Employment Agreement under certain conditions, and a success bonus of $1.5 million payable upon completion of the CellStar Asia Transaction; provided, however, pursuant to the non-binding letter of intent entered into March 14, 2003, between the Company and Mr. Horng, individually and on behalf of a holding company established by the CellStar Asia management team, that in the event the market capitalization of the new entity formed to hold the Company’s Asian operations (“New CellStar Asia”) at the time of the initial public offering of stock of New CellStar Asia on the Stock Exchange of Hong Kong (as determined by CellStar, New CellStar Asia and the underwriters) is $250.0 million or greater, the success bonus will be increased to $2.5 million. The Employment Agreement with Mr. Horng will terminate upon completion of the CellStar Asia Transaction without payment of compensation and will be replaced by a new employment agreement between New CellStar Asia and Mr. Horng. Each of the Employment Agreements also provides that the Executive is eligible to participate in an annual incentive plan approved by the Board of Directors during the term of his or her Employment Agreement.

The Company is obligated, during the term of his Employment Agreement, to provide to Mr. Kaiser one or more life insurance policies with a total benefit of $1,500,000. The Company is also obligated, during the terms of their respective Employment Agreements, to provide to each of Messrs. Parker and Kaiser and Ms. Rodriguez one or more long-term disability insurance policies with a total annual disability benefit of the lesser of (i) 60% of their respective base salaries after giving effect to all other disability benefits that would be payable to them by CellStar, Employer or government agencies or (ii) such lesser amounts that may be payable under insurance policies that Employer can purchase in accordance with normal insurance underwriting standards. The Company has in place insurance to cover a portion of such expenses. Each of the Executives is eligible to participate in the life, health and disability insurance programs customarily made available to employees of the Company.

Mr. Parker’s Employment Agreement has an initial term of two years and automatically renews for an additional year unless (i) notice of a decision not to renew the Employment Agreement is given by CellStar Ltd. (“Employer”) or Mr. Parker at least 180 days prior to the expiration of the initial term or (ii) the Employment Agreement is earlier terminated pursuant to its terms. Mr. Parker’s Employment Agreement is subject to earlier termination as follows: (i) by Employer (a) due to the disability of Mr. Parker, (b) for “cause” or (c) “without cause”; or (ii) by Mr. Parker (a) upon a material breach by Employer or the Company of the Employment Agreement (“Company Breach”), (b) within 24 months of a “change in control,” provided further that his employment is terminated “without cause,” due to Company Breach or based on a “forced relocation” (defined as Mr. Parker being required to be based at any place outside a 50-mile radius of the Company’s Carrollton, Texas, headquarters) or (c) “voluntarily” (defined as termination for any reason other than Company Breach). If Mr. Parker terminates his employment due to Company Breach or if he is terminated by Employer “without cause,” he will be entitled to receive his accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i)(a) his base salary plus (b) the greater of his annual incentive payment for the preceding year or the average of his annual incentive payments for the preceding three years, divided by 365, and (ii) the greater of the number of days remaining in the initial two-year term (or, the number of days remaining in the initial two-year term plus the one-year renewal term if such termination occurs within 180 days of the expiration of the initial two-year term and no notice of non-renewal has been given) or 365 (the “Parker Severance Period”). Mr. Parker is also entitled, under such circumstances, to the services of an outplacement consultant at Company expense. In the event of termination of employment of Mr. Parker after a “change in control,” he will be entitled to receive an amount equal to three times the sum of (i) his base salary plus (ii) the greater of his annual incentive payment for the preceding year or the average of his annual incentive payments for the preceding three years, or such lesser amount that is the maximum payment permitted by the Internal Revenue Code of 1986, as amended (the “Code”), that does not constitute an “excess parachute payment.” Under such circumstances, Mr. Parker is also entitled to the services of an outplacement consultant at Company expense and reimbursement for all reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred by him in enforcing his rights under his Employment Agreement. If the employment of Mr. Parker is terminated “without cause,” due to Company Breach or following a “change in control,” Mr. Parker is further entitled, at Company expense, to health and life insurance coverage for him and, if applicable, his spouse and children, for a period of time equal to, in the case of termination following a “change in control,” three years or, in all other cases, the lesser of 545 days and the Parker Severance Period. If Mr. Parker terminates his employment “voluntarily,” he is entitled only to his unpaid base salary and benefits through the last day of employment, but is not entitled to any annual incentive payment for the year in which such termination occurs.

Mr. Horng’s Employment Agreement expires on the fifth anniversary of the date on which the Board of Directors notifies Mr. Horng that it has determined to discontinue the automatic daily extension of his Employment Agreement. Pursuant to his Employment Agreement, Mr. Horng is an employee of CellStar Asia, and any continuing obligations of the Company contained in his Employment Agreement will terminate upon the completion of the CellStar Asia Transaction. Upon such termination, Mr. Horng’s outstanding options to purchase Common Stock will expire 30 days after the termination date. Mr. Horng’s Employment Agreement is subject to earlier termination as follows: (i) by CellStar Asia (a) due to the disability of Mr. Horng, (b) for “cause” or (c) “without cause”; or (ii) by Mr. Horng (a) upon a material breach by CellStar Asia or the Company of the Employment Agreement (“Horng Company Breach”), (b) within 12 months of a “change in control” or (c) “without good reason” (defined as termination for any reason other than Horng Company Breach). If Mr. Horng terminates his employment due to Horng Company Breach or if Mr. Horng is terminated by the Company

“without cause,” he will be entitled to receive his accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i)(a) his base salary plus (b) the amount of his annual incentive payments for the preceding year, divided by 365, and (ii) the number of days from the date the Board of Directors notifies Mr. Horng that it has determined to discontinue the automatic daily extension of his Employment Agreement to the end of the term, which period shall equal five years. In the event of termination of employment after a “change in control,” Mr. Horng will be entitled to receive an amount equal to $100 less than three times his “annualized includable compensation for the base period” (as defined in Section 280G of the Code) or such lesser amount that is the maximum payment permitted by the Code that does not constitute an “excess parachute payment.” If Mr. Horng terminates his employment “without good reason,” he is entitled only to his unpaid base salary and benefits through the last day of employment.

Mr. Kaiser’s Employment Agreement has an initial term of four years and automatically renews for an additional year unless (i) notice of a decision not to renew the Employment Agreement is given by Employer or Mr. Kaiser at least 180 days prior to the expiration of the initial term or (ii) the Employment Agreement is earlier terminated pursuant to its terms. Mr. Kaiser’s Employment Agreement is subject to earlier termination as follows: (i) by Employer (a) due to the disability of Mr. Kaiser, (b) for “cause” or (c) “without cause”; or (ii) by Mr. Kaiser (a) upon a Company Breach, (b) within 12 months of a “change in control” or (c) “voluntarily” (defined as termination for any reason other than Company Breach). If Mr. Kaiser terminates his employment due to Company Breach of if Mr. Kaiser is terminated by Employer “without cause,” he will be entitled to receive his accrued but unpaid base salary and annual incentive payments through the date of termination plus a lump-sum payment in the amount of $500,000 plus an amount equal to the product of (i)(a) his base salary plus (b) the greater of the amount of his annual incentive payment for the preceding year or the average of his annual incentive payments for the preceding three years, divided by 365, and (ii) the greater of the number of days remaining in the initial four-year term (or, the number of days remaining in the initial four-year term plus the one-year renewal term if such termination occurs within 180 days of the expiration of the initial four-year term and no notice of non-renewal has been given) or 365 (the “Kaiser Severance Period”). Mr. Kaiser is also entitled, under such circumstances, to the services of an outplacement consultant at Company expense. Within 12 months after a “change in control,” Mr. Kaiser may terminate his employment. In such event and in lieu of the foregoing payments, Mr. Kaiser will be entitled to receive a lump-sum payment in the amount of $500,000 plus an amount equal to three times the sum of (i) his base salary plus (ii) the greater of his annual incentive payment for the preceding year or the average of his annual incentive payments for the preceding three years or such lesser amount that is the maximum payment permitted by the Code that does not constitute an “excess parachute payment,” provided that no such reduction shall be made if the amount of payments in addition to the $500,000 lump-sum payment would not independently constitute an “excess parachute payment.” Under such circumstances, Mr. Kaiser is also entitled to the services of an outplacement consultant at Company expense and reimbursement for all reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred by him in enforcing his rights under his Employment Agreement. If the employment of Mr. Kaiser is terminated “without cause,” due to Company Breach or following a “change in control,” Mr. Kaiser is further entitled, at Company expense, to health and life insurance coverage for him and, if applicable, his spouse and children, for a period of time equal to, in the case of termination following a “change in control,” three years or, in all other cases, the lesser of 545 days and the Kaiser Severance Period. If Mr. Kaiser terminates his employment “voluntarily,” he is entitled only to his unpaid base salary and benefits through the last day of employment, but is not entitled to any annual incentive payment for the year in which such termination occurs.

Ms. Rodriguez’s Employment Agreement has an initial term of three years and automatically renews for an additional year unless (i) notice of a decision not to renew the Employment Agreement is given by Employer or Ms. Rodriguez at least 180 days prior to the expiration of the initial term or (ii) the Employment Agreement is earlier terminated pursuant to its terms. Ms. Rodriguez’s Employment Agreement is subject to earlier termination as follows: (i) by Employer (a) due to the disability of Ms. Rodriguez, (b) for “cause” or (c) “without cause”; or (ii) by Ms. Rodriguez (a) upon a Company Breach, (b) within 24 months of a “change in control,” provided further that her employment is terminated “without cause,” due to Company Breach, or based on a “forced relocation” (defined as Ms. Rodriguez being required to be based at any place outside a 50-mile radius of the Company’s

Carrollton, Texas, headquarters) or (c) “voluntarily” (defined as termination for any reason other than Company Breach). If Ms. Rodriguez terminates her employment due to Company Breach or if she is terminated by the Company “without cause,” she will be entitled to receive her accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i)(a) her base salary plus (b) the greater of her annual incentive payment for the preceding fiscal year or the average of her annual incentive payments for the preceding three years, divided by 365, and (ii) the lesser of (x) 730 and (y) the greater of the number of days remaining in the initial three-year term (or, the number of days remaining in the initial three-year term plus the one-year renewal term if such termination occurs within 180 days of the expiration of the initial three-year term and no notice of non-renewal has been given) or 365 (the “Rodriguez Severance Period”). Ms. Rodriguez is also entitled, under such circumstances, to the services of an outplacement consultant at Company expense. In the event of termination of employment of Ms. Rodriguez after a “change in control,” she will be entitled to receive an amount equal to three times the sum of (i) her base salary plus (ii) the greater of her annual incentive payment for the preceding year or the average of her annual incentive payments for the preceding three years, or such lesser amount that is the maximum payment permitted by the Code that does not constitute an “excess parachute payment.” Under such circumstances, Ms. Rodriguez is also entitled to the services of an outplacement consultant at Company expense and reimbursement for all reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred by her in enforcing her rights under her Employment Agreement. If the employment of Ms. Rodriguez is terminated “without cause,” due to Company Breach or following a “change in control,” Ms. Rodriguez is further entitled, at Company expense, to health and life insurance coverage for her and, if applicable, her spouse and children, for a period of time equal to, in the case of termination following a “change in control,” three years or, in all other cases, the lesser of 545 days and the Rodriguez Severance Period. If Ms. Rodriguez terminates her employment “voluntarily,” she is entitled only to her unpaid base salary and benefits through the last day of employment, but is not entitled to any annual incentive payment for the year in which such termination occurs.

Under the Employment Agreements, a termination will be deemed to be “without cause” if it is for any reason other than due to the disability of the Executive or for “cause.” Under the Employment Agreements, a termination will generally be considered to be for “cause” if it is due to the Executive’s (i) gross incompetence, (ii) willful misconduct that causes or is likely to cause material economic harm to, or material discredit to the reputation of, the Company or its affiliated entities, (iii) failure to follow the directions of senior management or the Board of Directors or general partner of the Company or the Executive’s employer, (iv) conviction of or entry of a plea of guilty or nolo contendere to a felony involving moral turpitude or the entry of an order by any federal or state regulatory agency prohibiting the Executive from participating in the affairs of the Company or (v) any other material breach of his or her Employment Agreement. A cure period is allowed under certain circumstances.

For purposes of the Employment Agreements, a “change in control” will be deemed to occur upon the occurrence of any of the following: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (iii) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the Continuing Directors (as defined in the Employment Agreements); (v) with respect to the Employment Agreements of Mr. Parker and Ms. Rodriguez only, (a) the acquisition of beneficial ownership of 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned less than 10% of such voting power on the effective date of such Employment Agreement, (b) the acquisition of beneficial ownership of an additional 5% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 10% of such voting power on the effective date of such Employment Agreement or (c) the execution by the Company and a stockholder of a contract that grants such stockholder or its affiliate (including, without limitation, such stockholder’s nominee to the Board) the right to veto or block decisions or actions of the Board, in each case subject to certain exceptions; (vi) with respect to Mr. Kaiser’s Employment Agreement only, (a) the acquisition of beneficial ownership of 50% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned less than 10% of such voting power on the effective date of his Employment Agreement or (b) the execution by the Company and a stockholder of a contract that grants such stockholder or its affiliate (including without limitation, such stockholder’s nominee to the Board) the right to veto or block decisions or actions of the Board, in each case subject to certain exceptions; or (vii) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7 of the United States Bankruptcy Code.

The Employment Agreements also provide that the Executives will be indemnified by the Company to the extent provided in the Company’s Certificate of Incorporation or bylaws as of the date of the Employment Agreement and to the fullest extent permitted by changes to Delaware law. The Employment Agreements of all Executives include non-competition and confidentiality provisions.

Separation Agreement and Release.    As of July 5, 2001, the Company entered into a Separation Agreement and Release with Alan H. Goldfield, the Company’s former Chief Executive Officer and the holder of greater than five percent of the outstanding Common Stock, under which the Company may engage Mr. Goldfield to provide information or assistance in connection with all matters relating to or arising out of his former employment with the Company or pertaining to the general business operations of the Company. In return for this information and assistance, the Company pays Mr. Goldfield his pre-approved, reasonable, actual, out-of-pocket expenses plus the greater of $1,500 per day or the highest per day amount then being paid to members of the Board for services other than services provided as a member of the Board. Under this Separation Agreement and Release and until July 5, 2006, the Company must also provide Mr. Goldfield with a $5,000,000 term life insurance policy and disability insurance with a annual benefit of $300,000 until age 65. The Company must also provide Mr. Goldfield and his spouse, Shirley M. Goldfield, with reimbursement of medical and dental expenses for the remainder of their respective lives, subject to certain conditions. For fiscal 2003, the Company paid premiums of $48,384 related to term life insurance for Mr. Goldfield and $44,503 related to disability insurance for Mr. Goldfield. In addition, the Company paid medical and dental insurance premiums of $13,790 for Mr. and Mrs. Goldfield. Mr. Goldfield is required to reimburse the Company $4,191 of this amount pursuant to the Separation Agreement and Release. In addition, pursuant to the Separation Agreement and Release, Mr. Goldfield is obligated to reimburse the Company $18,357 for property taxes on the Texas Stadium suite nominally owned by the Company, which Mr. Goldfield has rights to use. The Company has offset the property taxes and the insurance reimbursement owed against certain expenses to be reimbursed by the Company in connection with services provided under the Separation Agreement and Release. The offset resulted in a remaining balance owed to the Company by Mr. Goldfield of $3,883. For fiscal 2003, the Company paid Mr. Goldfield approximately $56,000 in connection with services provided pursuant to his Separation Agreement and Release.

Compensation Committee Interlocks and Insider Participation

For fiscal 2003, the Compensation Committee of the Board of Directors consisted of J.L. Jackson (Chairman), James L. Johnson and Jere W. Thompson. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In July 2001, Mr. Johnson was elected Chairman of the Board of Directors and the Company entered into an agreement with Mr. Johnson whereby he would receive annual compensation of $250,000 for serving as non-executive Chairman of the Board of Directors, in addition to whatever compensation and expense reimbursement he is entitled to as a non-employee Director. This agreement terminated when Mr. Johnson resigned as non-executive Chairman of the Board effective April 30, 2004. Mr. Johnson received $250,000 for his services as Chairman during fiscal 2003, in addition to director and retainer fees. Mr. Johnson was the only member of the Compensation Committee that had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC. No executive officer of the Company served on the compensation committee, or as a director, of another entity, one of whose executive officers served on the Company’s Compensation Committee or on its Board of Directors in fiscal 2003.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

General.    Subject to existing contractual obligations, the Compensation Committee of the Board of Directors is primarily responsible for evaluating and recommending the Company’s executive compensation policies and practices. The Compensation Committee, if delegated the authority by the Board of Directors, also has the power to administer the 1993 Plan, the 2003 Incentive Plan, the Incentive Plan and the Directors’ Plan. The Compensation Committee is currently composed of Messrs. J.L. Jackson (Chairman), James L. Johnson and Jere W. Thompson.

Compensation Philosophy.    The Company’s philosophy of rewarding stockholders through executive compensation reflects its belief that the compensation of executives (i) should be linked to achievement of the Company’s business and strategic goals, (ii) should be aligned with the interests of stockholders through awards of stock options and other stock-based compensation, (iii) should recognize individual contributions, as well as overall business results and (iv) should have the ultimate result of attracting, motivating and retaining highly-talented executives for the Company. To achieve these objectives, the Company’s current compensation program consists of the following elements:

•	Base salary

•	Annual incentive compensation, the receipt of which is based on (i) the financial performance of the Company and its divisions from year to year and/or (ii) significant individual contributions

•	Long-term incentive compensation, primarily in the form of stock options

Chief Executive Officer’s Fiscal 2003 Compensation. Mr. Parker was appointed Chief Executive Officer of the Company in July 2001. Pursuant to Mr. Parker’s employment agreement in effect for fiscal 2003, the Company paid an annual base salary of $850,000, which was based on competitive and comparable compensation for the position of responsibility as reviewed and recommended by an outside consulting firm hired by the Company. Beginning in fiscal 2002, Mr. Parker’s base salary was increased to $950,000. The increase in Mr. Parker’s base salary was attributable to the recognition of the Company’s performance in light of significant challenges with which it was faced in fiscal 2002, including the successful completion of the exchange offer for the Company’s 5% Convertible Subordinated Notes due October 2002 (the “Subordinated Notes”) and the Reverse Split. Mr. Parker received this base salary of $950,000 for fiscal 2003. In addition, Mr. Parker is eligible for an annual incentive bonus of a target of 50% of his annual base salary, as approved by the Board, based on the attainment of certain goals related to the creation, conservation and effective use of cash by the Company; an increase in the Company’s stock price and other factors. The target may be increased to up to 100% of Mr. Parker’s annual base salary based on annual performance and achievement of goals. For fiscal 2003, Mr. Parker received a bonus of $380,000, or 40% of his annual base salary. Mr. Parker’s bonus for fiscal 2003 was determined based on a number of factors, including continuing to execute on a strategic three-year plan to maximize shareholder value by achieving targeted returns on capital investment and stock price appreciation. The stock price rose from under $4 per share to more than $15 per share in fiscal year 2003. In addition, the bonus was awarded based on individual achievements that, in the opinion of the Compensation Committee and the Board of Directors, strengthened the Company. These achievements included the successful exit of the Company’s European operations, the improvement in the Company’s Mexico operations in the latter half of 2003 and the progress made toward completing the CellStar Asia Transaction in the spring of 2003, which was delayed by the Company in May of 2003 due to the outbreak of severe acute respiratory syndrome (“SARS”). The Compensation Committee recommended Mr. Parker’s bonus to the full Board of Directors, and the Board of Directors approved the bonus. Mr. Parker abstained from such approval.

In recognition of the key role Mr. Parker has played in the CellStar Asia Transaction, he was granted an option to purchase 50,000 shares of Common Stock containing certain incentives for the completion of the CellStar Asia Transaction. This option was granted on January 22, 2003, at an exercise price of $5.45 per share, which was the closing sale price of the Common Stock on the grant date, and will become exercisable with respect to 25% of the shares covered by the option on each anniversary of the grant date; provided, however, that

100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the closing of the CellStar Asia Transaction, if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents, or (ii) if Mr. Parker’s employment is terminated without cause. This option will terminate if not exercised within 10 years from the grant date. It is currently anticipated that the Company’s chief executive officer will receive future stock option grants under the 2003 Incentive Plan similar to those received by the Company’s Chief Executive Officer in past years. On February 23, 2004, pursuant to the 2003 Incentive Plan, Mr. Parker was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $11.90 per share, which was the closing sale price of the Common Stock on the grant date.

Compensation of Other Executive Officers.    For the fiscal year ended November 30, 2003, the compensation packages received by the other executives of the Company consisted of base salary, stock options and bonus awards. Each element is consistent with the compensation philosophy set forth above, and the determinations regarding the appropriate form and level of executive compensation are based in part on the recommendations of management. Such recommendations reflect each individual’s level of responsibility and experience and the assessment of the individual’s contribution to the success of the Company’s business. In recognition of the key roles certain of the Company’s executive officers have played in the CellStar Asia Transaction, such executive officers were granted options to purchase shares of Common Stock containing certain incentives for the completion of the CellStar Asia Transaction. These options were granted on January 22, 2003, at an exercise price of $5.45 per share, which was the closing sale price of the Common Stock on the grant date, and will become exercisable with respect to 25% of the shares covered by these options on each anniversary of the grant date; provided, however, that 100% of the shares shall become exercisable immediately upon the earlier to occur of (i) the closing of the CellStar Asia Transaction, if the CellStar Asia Transaction yields to the Company proceeds of $50.0 million or more in cash or cash equivalents or (ii) such person’s employment is terminated without cause. These options will terminate if not exercised within 10 years from the grant date. It is currently anticipated that the Company’s executive officers will receive future stock option grants under the 2003 Incentive Plan similar to those given to individuals holding the same positions in past years. On February 23, 2004, pursuant to the 2003 Incentive Plan, certain of the executive officers were granted options to purchase shares of Common Stock in amounts ranging from 2,500 to 5,000 shares. The exercise price was $11.90 per share, which was the closing sale price of the Common Stock on the grant date.

Bonuses paid to these executives for fiscal 2003 were discretionary and were awarded for individual achievements that strengthened the Company. Company management provided the Compensation Committee with several factors to consider with regard to each executive’s impact on key corporate initiatives, including the successful execution of the Company’s plan to reposition its operations, improving corporate governance and internal control procedures and overcoming various global and economic factors such as the impact of SARS on the Company’s Asian operations, bankruptcies in the telecom industry due to the overall economic weakness in the United States and the instability of foreign currencies in countries in which CellStar operates. Bonus payments for executive officers other than the Chief Executive Officer were recommended by the Chief Executive Officer to the Compensation Committee. The Compensation Committee approved the initial recommendations and presented the recommendations to the full Board of Directors, and the Board of Directors approved the bonuses.

In December of 2001, the Company appointed Robert Kaiser as its new Chief Financial Officer. The Company entered into an Employment Agreement with Mr. Kaiser effective December 12, 2001, providing for an annual base salary of $450,000 and a potential annual incentive bonus as approved by the Board. Mr. Kaiser also received a signing bonus of $300,000. In addition, Mr. Kaiser was granted options to purchase 400,000 shares of Common Stock at the time of his appointment, or 80,000 shares of Common Stock taking into account the subsequent Reverse Split, at an exercise price of $0.92 (or $4.60 per share post-Reverse Split), which exercise price was fixed at the closing sales price of the Common Stock on the date of the grant. The options vest at the rate of 25% per year beginning on the first anniversary of the grant date, unless Mr. Kaiser is terminated without cause, in which case the options will immediately vest. The Compensation Committee based Mr. Kaiser’s compensation on his considerable past work experience and the significant challenges facing the Company, among other factors. Mr. Kaiser received an additional option grant to purchase 50,000 shares of Common Stock at $5.45 per share in fiscal 2003. On October 2, 2003, Mr. Kaiser was promoted to President and Chief Operating Officer. On May 1, 2004, Mr. Kaiser was promoted to Chief Executive Officer, while remaining President and Chief Operating Officer.

In July of 2002, the Company entered into a new Employment Agreement with A.S. Horng, Chairman, Chief Executive Officer and General Manager of CellStar Asia, providing for an annual base salary of $900,000 and a potential annual incentive bonus as approved by the Board. Pursuant to the new Employment Agreement, Mr. Horng was granted options to purchase 200,000 shares of Common Stock at an exercise price of $3.25 per share, which exercise price was fixed at the closing sales price of the Common Stock on the date of the grant. The options vest at the rate of 25% per year beginning on the first anniversary of the grant date. Mr. Horng’s Employment Agreement is discussed in more detail under the heading “Executive Compensation—Employment Contracts and Termination of Employment and Change in Control Arrangements.” The Compensation Committee based Mr. Horng’s compensation on the importance of Mr. Horng to the continued success of the Greater China Operations and to the successful completion of the CellStar Asia Transaction, among other factors.

The Company continues to place its emphasis on compensation that would more closely align the executives’ interests with the stockholders’ interests. Subject to achievement by the Company of specific performance targets, certain of the Company’s executives are eligible to receive incentive bonuses under the Incentive Plan with targets ranging from 33% to 100% of their base salaries. The percentage of the bonus amount awarded is based on the extent to which the Company is successful in creating, conserving and effectively using cash, in addition to individual or operating unit performance factors.

In considering stock option grants to the Company’s executives, the Compensation Committee reviewed recommendations of executive management, considering each executive’s current and future ability to impact achievement of strategic goals and objectives. Emphasis on equity compensation through stock option grants is believed to be effective because it more closely aligns the interests of the executives and the Company’s stockholders for both near- and long-term. All options granted during fiscal 2003 to the Company’s executives were granted at the fair market value on the date of grant. All of such options vest at a rate of 25% per year, beginning on the first anniversary of the date of grant, with the exception of the options granted with vesting that may accelerate due to completion of the Cellstar Asia Transaction. See “Executive Compensation—Option Grants During 2003 Fiscal Year.” An executive will receive full benefits from the option grant only if the Company’s stock price appreciates and only if the executive remains with the Company for the full term of vesting.

Internal Revenue Code Section 162(m).    Section 162(m) of the Code provides for an annual $1,000,000 limitation (the “Deduction Limitation”) on the deduction that an employer may claim for compensation of each of certain executives but also provides an exception to the Deduction Limitation for certain performance-based compensation. It is the intent of the Compensation Committee to ensure that executive compensation is deductible through such an exception or otherwise, provided that qualification is in the best interests of the Company. The Deduction Limitation was exceeded with respect to Mr. Parker’s compensation for fiscal 2003. The amount in excess was $330,000. The Company has sufficient net operating loss carryforwards such that this excess amount did not result in any additional cash expenditure by the Company.

John L. (“J.L.”) Jackson

James L. Johnson

Jere W. Thompson

Comparative Performance Graph

The following chart compares the cumulative total stockholder return on the Common Stock with the cumulative total return on the stocks comprising The Nasdaq Market Value Index (the “Nasdaq Index”) and the Electronics Wholesale Index over the period commencing November 30, 1998, and ending November 30, 2003. The comparison assumes $100 was invested on November 30, 1998, in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance graph is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return

of CellStar Corporation, Nasdaq Index, and Electronics Wholesale Index

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on the Company’s review of such forms furnished to the Company, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and greater than 10% beneficial owners were complied with for the Company’s 2003 fiscal year except for the following: Mr. King, upon becoming an executive officer of the Company on February 24, 2003, did not timely file a Form 3 and Messrs. Roth and Stark did not timely file their joint Form 4 with respect to sales made on October 27, 2003.

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Grant Thornton as the independent auditors of the Company for the fiscal year ending November 30, 2004. Grant Thornton served as the Company’s independent certified public accountants for the fiscal year ended November 30, 2003. Representatives of Grant Thornton are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s Certificate of Incorporation. Under SEC proxy rules, the Company is required to provide the following information based on the assumption that the date for the Company’s next annual meeting after the Meeting will be within thirty (30) days of the first anniversary of the date of the Meeting: any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2004 annual meeting of stockholders must be received by the Company by                     , 2005, to be considered for inclusion in the Company’s proxy statement and related proxy for the 2004 annual meeting. The Company anticipates that it will have its next annual meeting no later than November 30, 2005. If that annual meeting is outside the 30 day period referred to above, then proposals submitted by a stockholder for inclusion in the Company’s proxy statement and related proxy must be received a reasonable time before the Company prints and mails its proxy materials.

Also, a stockholder proposal intended to be presented at the next annual meeting but not included in the Company’s proxy statement for such meeting must be received by the Company at least 60 days in advance of the date of that meeting or, if the public announcement of the meeting is less than 70 days before the date of the meeting, on or before the tenth day following the date on which the meeting is first publicly announced. According to the Company’s Certificate of Incorporation, a stockholder proposal received outside of this time period will be considered untimely. Management named in the Company’s proxy form for the annual meeting will then have discretionary authority to vote shares represented by such proxies on the stockholder proposal, if presented at the meeting, without including information about the proposal in the Company’s proxy materials. Even if a stockholder makes a timely notification, management named in the Company’s proxy form for the annual meeting may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

The Company will inform the stockholders of any changes of the dates above in a timely manner and will provide notice of the new dates in a quarterly report on Form 10-Q.

The procedure for nominating a person for election to serve as a director is set forth under “Meetings of Directors and Committees—Nominating Committee.” Any stockholder proposal must provide the information required by the Company’s bylaws and Certificate of Incorporation and comply with any applicable laws and regulations. All submissions should be made to the Secretary of the Company at the Company’s principal offices at 1730 Briercroft Court, Carrollton, Texas 75006.

HOUSEHOLDING

As permitted by the Exchange Act, some brokers and other nominee record holders may deliver only one copy of this Proxy Statement to stockholders residing at the same address, unless such stockholders have notified the Company or their brokers or other nominee record holders of their desire to receive multiple copies of the Proxy Statement. Upon oral or written request, the Company will promptly deliver a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact their respective brokers or other nominee record holders or the Company to request multiple copies in the future, and stockholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact their respective brokers or other nominee record holders or the Company to request a single copy in the future. All such requests of the Company should be sent to:

CellStar Corporation 1730 Briercroft Court Carrollton, Texas 75006 Attention: Corporate Secretary Phone: (972) 466-5000

OTHER BUSINESS

The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matter properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to exercise their discretionary authority to vote in accordance with their best judgment.

MISCELLANEOUS

The entire cost of soliciting Proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying materials to stockholders, will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies personally or by telephone or otherwise, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

Elaine Flud Rodriguez
Senior Vice President, Secretary and General Counsel

                    , 2004

PROXY

CELLSTAR CORPORATION

1730 Briercroft Court

Carrollton, Texas 75006

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Terry S. Parker and Elaine Flud Rodriguez, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of CellStar Corporation held of record by the undersigned on September 23, 2004, at the Annual Meeting of Stockholders to be held on                     , 2004, or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposal 1. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The Board of Directors recommends that the stockholders vote FOR each of the proposals. Please review carefully the Proxy Statement delivered with this Proxy.

1.	Proposal to elect Terry S. Parker and John T. Kamm as directors for a term of three years and, in each case, until their successors are elected and qualified.

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below)	to vote for all nominees listed above

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.

Signature
Dated: , 2004
Signature if held jointly

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.